Exhibit 107

Calculation of Filing Fee Table

424(b)(5)

(Form Type)

AZZ Inc.

(Exact Name of Registrant as Specified in its Charter)

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, $1.00 par value per share	Rule 457(r)	4,600,000	$70.00	$322,000,000.00	0.00014760	$47,527.20

Fees Previously Paid	—	—	—	—	—	—		—
Carry Forward Securities
Carry Forward Securities	—	—	—	—		—		—	—	—	—	—
	Total Offering Amounts					$322,000,000.00		$47,527.20
	Total Fees Previously Paid							—
	Total Fee Offsets							—
	Net Fee Due							$47,527.20

(1)	Assumes exercise in full of the underwriters’ option to purchase up to 600,000 additional shares of common stock.

(2)	In accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). This “Calculation of Filing Fee Tables” table shall be deemed to update the “Calculation of Registration Fee” table in the registrant’s Registration Statement on Form S-3ASR (File No. 333-276450), in accordance with Rule 456(b) and 457(r) under the Securities Act.